                            THE HOME DEPOT, INC.


To our Stockholders:

   On behalf of the Board of Directors, it is our pleasure to invite you to attend the Annual Meeting of Stockholders of The Home Depot, Inc.

   As shown in the formal notice enclosed, the meeting will be held at the Cobb Galleria Centre, 2 Galleria Parkway, Atlanta, Georgia 30339, on Wednesday, May 25, 1994, at 10:00 a.m. (Eastern daylight time). At the meeting, in addition to acting on the matters described in the Proxy Statement, we will give a current report on the activities of the Company. Stockholders will have an opportunity at that time to comment on or to inquire about the affairs of the Company that may be of interest to stockholders generally. If you will need special assistance at the meeting because of a disability, please contact Mr. Don Singletary, Vice President-Employee Relations, Home Depot U.S.A., Inc., 2727 Paces Ferry Road, Atlanta, Georgia 30339. An interpreter for persons who are hearing impaired will be provided.

   The subjects proposed for action at the meeting are the election of three directors, the approval of the Senior Officers' Bonus Pool Plan and the conducting of such other business as may properly come before the meeting.

   It is important that your shares be represented at this meeting in order that the presence of a quorum may be assured. Whether or not you plan to attend the meeting, you are urged to date, sign and mail the enclosed proxy card in the envelope provided.

Thank you for your support.


Sincerely,



Bernard Marcus
Chairman and
Chief Executive Officer




Arthur M. Blank
President and
Chief Operating Officer

                           THE HOME DEPOT, INC.
                          2727 Paces Ferry Road
                          Atlanta, Georgia 30339

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 25, 1994

   NOTICE is hereby given that the Annual Meeting of Stockholders of The Home Depot, Inc., a Delaware Corporation (the "Company" or "The Home Depot"), will 8be held in accordance with its By-Laws at the Cobb Galleria Centre, 2 Galleria Parkway, Atlanta, Georgia 30339, on Wednesday, May 25, 1994, at 10:00 a.m. (Eastern daylight time) for the following purposes:

   (1) To elect three (3) directors for terms ending with the 1997 Annual Meeting of Stockholders and until their successors are elected and qualified;

   (2) To approve the Senior Officers' Bonus Pool Plan; and

   (3) To conduct such other business as may properly come before the meeting.

   The Common Stock of the Company should be represented as fully as possible at the Annual Meeting. Therefore, it will be appreciated if you will sign and return the enclosed proxy at your earliest convenience. You may, of course, change or withdraw your proxy at any time prior to the voting at the meeting. However, signing and returning the proxy will assure your representation at the Annual Meeting.

   The Board of Directors has fixed the close of business on March 28, 1994, as the record date for the determination of holders of Common Stock of the Company entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof.

   By Order of the Board of Directors

   BERNARD MARCUS
   Chairman of the Board of Directors,
   Chief Executive Officer and
   Secretary

Atlanta, Georgia
April 15, 1994

                  YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, SIGN,
                           DATE AND RETURN YOUR PROXY.

                             THE HOME DEPOT, INC.
                            2727 Paces Ferry Road
                            Atlanta, Georgia 30339
                               (404) 433-8211

                                PROXY STATEMENT
                   SOLICITATION OF PROXIES FOR ANNUAL MEETING

INTRODUCTION

   The enclosed proxy is being solicited by the Board of Directors of The Home Depot for use at the 1994 Annual Meeting of Stockholders of the Company to be held at 10:00 a.m. (Eastern daylight time) on Wednesday, May 25, 1994, at the Cobb Galleria Centre, 2 Galleria Parkway, Atlanta, Georgia 30339, or at any adjournments thereof (the "Annual Meeting").
   Certain directors, officers and employees of the Company may solicit proxies by telephone, telegram, mail or personal contact. In addition, the Company has retained D.F. King & Co., Inc., New York, New York, to assist in the solicitation of proxies and will pay such firm a fee, estimated not to exceed $10,000, plus reimbursement of expenses. Arrangements will be made with brokers, nominees and fiduciaries to send proxies and proxy material at the Company's expense to their principals. This Proxy Statement is first being mailed on or about April 15, 1994 to stockholders of record on March 28, 1994.

   The shares held by each stockholder who signs and returns the enclosed proxy will be counted for purposes of determining the presence of a quorum at the meeting unless such proxy shall be timely revoked. If the enclosed form of proxy is executed and returned, it may, nevertheless, be revoked at any time before it is voted by written notice to the Secretary of the Company or by a stockholder personally attending and voting his or her shares at the meeting.

   The total number of shares of stock of the Company outstanding and entitled to vote at the Annual Meeting is 450,648,080 consisting of Common Stock, par value $.05 per share. Each share of the Company's Common Stock entitles the holder to one vote with respect to all matters to come before the meeting, and all of such shares vote as a single class. Only stockholders of record at the close of business on March 28, 1994, are entitled to notice of, and to vote at, the Annual Meeting. A majority of the outstanding shares will constitute a quorum at the meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in tabulations, but not as an affirmative vote, of the votes cast on proposals presented to stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved. The affirmative vote of the holders of a majority of all outstanding shares entitled to vote is necessary for the election of directors and the approval of the Senior Officers' Bonus Pool Plan. Management knows of no person that owns beneficially more than five percent of the outstanding shares of Common Stock of the Company.

   The Annual Report to Stockholders of the Company for the fiscal year ended January 30, 1994, including financial statements (the "Annual Report"), is being mailed concurrently with this Proxy Statement to all stockholders of record as of March 28, 1994, except for accounts where the stockholder had filed a written request to eliminate duplicate reports. In addition, the Company has provided brokers, dealers, banks, voting trustees and their nominees, at Company expense, with additional copies of the Annual Report so that such record holders could supply such material to beneficial owners as of March 28, 1994. ADDITIONAL COPIES OF THE ANNUAL REPORT AND THE ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JANUARY 30, 1994, TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (the "Form 10-K"), BUT WITHOUT EXHIBITS TO THE FORM 10-K, ARE OR WILL BE AVAILABLE WITHOUT CHARGE, UPON REQUEST. SEE "AVAILABILITY OF FORM 10-K AND ANNUAL REPORT TO STOCKHOLDERS."

   Each properly executed proxy received in time for the meeting will be voted as specified therein. If a stockholder does not specify otherwise, the shares represented by his or her proxy will be voted FOR the election of Frank Borman, Ronald M. Brill, and Berry R. Cox to the Board of Directors of the Company and FOR the approval of the Senior Officers' Bonus Pool Plan.

COMMON STOCK OWNERSHIP BY CERTAIN
 BENEFICIAL OWNERS AND MANAGEMENT

   The following table shows information as to "beneficial ownership" of the Common Stock of the Company, as of January 30, 1994, by each person known by the Company to be the "beneficial owner" of more than five percent of such Common Stock, by each present director and nominee of the Company, by certain executive officers, and by the directors and all executive officers of the Company as a group (15 persons). The determinations of "beneficial ownership" of the Company's Common Stock are based upon responses to Company inquiries which cited Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "1934 Act"). Such Rule provides that shares shall be deemed so owned where a person has, either solely or in conjunction with others, the power to vote or to direct the voting of shares and/or the power to dispose, or to direct the disposition of shares; or where a person has the right to acquire any such power within 60 days after the date such "beneficial ownership" is determined. Except as disclosed in the notes to the table, each person has sole voting and investment powers with respect to the whole number of shares shown as beneficially owned by him or her.

Name of Beneficial Owner           Shares of Common
(and Address if "Beneficial       Stock Beneficially         Percent
Ownership" Exceeds 5%)                Owned (1)            of Class (2)
Bernard Marcus (3)                    14,819,019             3.30
Arthur M. Blank (4)                    8,349,952             1.86
Kenneth G. Langone (5)                 4,600,000             1.02
Milledge A. Hart III                   1,356,915               *
Berry R. Cox                           1,237,500               *
Ronald M. Brill (6)                      652,184               *
Frank Borman (7)                         233,437               *
Bruce Berg (8)                           174,413               *
James W. Inglis (9)                      156,200               *
Peter S. Gold (10)                        96,613               *
Donald R. Keough (11)                      8,332               *
M. Faye Wilson (12)                        3,500               *
Directors and Executive Officers
   as a group (13)                    32,174,410             7.16
* Less than 1%

<F1>(1)As indicated in the introduction to the table, the shares shown as
"beneficially owned" are as of January 30, 1994. These shares shown as "beneficially owned" do not include any shares that might accrue to the persons indicated pursuant to the Company's Employee Stock Ownership Plan.

<F2>(2)Based on 449,364,459 shares outstanding on January 30, 1994.

<F3>(3)Includes 21,421 shares held by a private foundation of which Mr. Marcus may be deemed to have shared voting and investment powers. Does not include
191,360 shares held by Mr. Marcus' wife as trustee of a trust for his children of which Mr. Marcus may be deemed to have shared voting and investment powers;
Mr. Marcus disclaims beneficial ownership of such shares.

<F4>(4)Does not include 290,739 shares which are held by others as co-trustees for the children of Mr. Blank. Mr. Blank disclaims beneficial ownership of such shares.

<F5>(5)Does not include 1,009 shares held by Mr. Langone's wife of which Mr.
Langone may be deemed to have shared voting and investment powers. Mr. Langone disclaims beneficial ownership of such shares.

<F6>(6)Includes 9,600 shares held by a private charitable trust of which Mr. Brill has shared voting and investment powers. Does not include 85,158 shares which are held by his wife or by his wife as custodian for their children or held by Mr. Brill as custodian for his children of which Mr. Brill may be deemed to have shared voting and investment powers. Includes 39,919 shares under stock options which are exercisable within 60 days.

<F7>(7)Includes 218,192 shares held by a trust of which Col. Borman and his wife have shared voting and investment powers. Includes 14,624 shares held by a private foundation of which Col. Borman has shared voting and investment powers.

<F8>(8)Includes 39,357 shares under stock options which are exercisable within 60 days.

<F9>(9)Does not include 21,982 shares held by a child of Mr. Inglis and 5,200 shares held by Mr. Inglis's wife of which Mr. Inglis may be deemed to have shared voting and investment powers. Mr. Inglis disclaims beneficial ownership of such shares. Includes 16,000 shares held by a private foundation of which Mr. Inglis has shared voting and investment powers and 39,919 shares under stock options which are exercisable within 60 days.

<F10>(10)Includes 51,612 shares which may be acquired through conversion to Common
Stock of convertible debt securities.

<F11>(11)Does not include 400 shares held by Mr. Keough's wife of which Mr. Keough may be deemed to have shared voting and investment powers. Includes 1,666 shares under stock options which are exercisable within 60 days.

<F12>(12)Includes 2,500 shares under stock options which are exercisable within 60 days.

<F13>(13)Includes 304,164 shares under options and convertible debt securities which are exercisable within 60 days from January 30, 1994, and also includes certain shares held jointly with their spouses and held by their spouses as custodian for their children.


                        ELECTION OF DIRECTORS
                 AND INFORMATION REGARDING DIRECTORS

   The Company's Certificate of Incorporation, as amended, provides that, "The directors shall be divided into three classes, designated Class I, Class II and Class III...". The terms of the present Class III directors shall expire at the Annual Meeting of Stockholders in 1994.

   The Board of Directors has nominated two incumbent Class III directors, Frank Borman and Ronald M. Brill and one incumbent Class II director, Berry R. Cox, who are described below, for election to the Board of Directors as Class III directors for terms expiring at the Annual Meeting of Stockholders in 1997. Mr. Cox will stand for election and be reclassified as a Class III director to comply with the Company's Certificate of Incorporation which provides that "Each class shall consist as nearly as may be possible, of one-third the total number of directors...". Mr. Peter S. Gold, a present Class III director, is retiring from the Board of Directors and will not be nominated for election at the Annual Meeting. The Board of Directors has fixed the number of directors at ten (10) upon the election of directors at the Annual Meeting.

   The following information is provided concerning directors of The Home Depot and nominees for election as directors. Positions held by executive officers are for the Company and/or its subsidiaries.

   FRANK BORMAN, age 66, has been a director of the Company since 1983. Col. Borman (U.S. Air Force, ret.) retired as the Chairman of the Board and Chief Executive Officer of Eastern Air Lines, Inc. in 1986. Since 1986, Col. Borman has served on the Board of Directors of Continental Holdings, Inc., and since 1988, as Chairman of the Board, President and Chief Executive Officer of Patlex Corporation, and also since 1993, as Chairman of the Board of Directors of AutoFinance Group, Inc. (parent company of Patlex Corporation). Col. Borman also serves as a director of Outboard Marine Corporation, Thermo Instrument Systems, American Superconductor Corporation and is also a member of the Board of Trustees of the National Geographic Society.

   RONALD M. BRILL, age 50, has been Executive Vice President and Chief Financial Officer ("CFO") of the Company since March, 1993. Mr. Brill joined The Home Depot as its Controller in 1978, was elected Treasurer in 1980, Vice President-Finance in 1981, Senior Vice President and CFO in 1984, and elected as a director in 1987. Mr. Brill serves on the Board of Directors of AutoFinance Group, Inc.; the Board of Trustees of the Atlanta Jewish Federation; the Board of Trustees of Woodruff Arts Center; the Board of Directors of the Atlanta High Museum of Art; the Board of Directors of the Atlanta Chamber of Commerce; and the Governing Board of Woodward Academy.

   BERRY R. COX, age 40, has been a director of the Company since 1978. For the past sixteen years, Mr. Cox has been a private investor, with interests in oil and gas, real estate, and equities. Mr. Cox is a member of the Board of Trustees of the Children's Medical Center of Dallas.

   If any nominee becomes unwilling or unable to serve, which is not expected, the proxies are intended to be voted for a substitute person to be designated by the Board of Directors.

   THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY VOTE "FOR" THE PROPOSAL TO ELECT Frank Borman, Ronald M. Brill and Berry R. Cox as directors of the Company to hold office until the 1997 Annual Meeting of Stockholders and until their successors are elected and qualified.

   The following Class II directors were elected at the Annual Meeting of Stockholders in 1992 and their present terms expire with the Annual Meeting of Stockholders in 1995:

   ARTHUR M. BLANK, age 51, has been President, Chief Operating Officer ("COO") and a director of The Home Depot since its inception in 1978; and is, together with Mr. Bernard Marcus and Mr. Kenneth G. Langone, a co-founder of the Company. Mr. Blank serves as Chairman of the Board of Trustees of North Carolina Outward Bound School, a non-profit corporation; serves on the Board of Trustees of Emory University; serves on the Board of Councilors of the Carter Center of Emory University; and the Board of Directors of Harry's Farmers Market, Inc.

   MILLEDGE A. HART, III, age 60, has been a director of the Company since 1978. Mr. Hart is Chairman of the Board of Hart Group, Inc., a private management services company. Mr. Hart is also Chairman of the Board of Rmax, Inc., an insulation manufacturing company, and Axon, Inc., a residential/commercial service company.

   M. FAYE WILSON, age 55, has been a director of the Company since 1992. Ms. Wilson was Managing Director of Mergers and Acquisitions for Security Pacific Hoare Govett in London from 1987 until she returned to California in 1991 as Executive Vice President for Security Pacific Financial Services Systems, Inc. Since the merger in 1992 between Bank of America, NT&SA and Security Pacific Corporation, Ms. Wilson has been Executive Vice President of Bank of America, NT&SA. Since November 1993, Ms. Wilson has been Chairman of the Board and President of Security Pacific Financial Services, Inc.

   The following Class I directors were elected at the Annual Meeting of Stockholders in 1993 and their present terms expire with the Annual Meeting of Stockholders in 1996:

   BERNARD MARCUS, age 64, is one of the co-founders of The Home Depot and has been its Chairman of the Board of Directors and Chief Executive Officer ("CEO") since its inception in 1978. He serves on the Board of Directors of Wachovia Bank of Georgia, N.A., National Service Industries, Inc. and the New York Stock Exchange, Inc. Mr. Marcus is a member of the Advisory Board and Board of Directors of the Shepherd Spinal Center in Atlanta, as well as a Vice President and member of the Board of The City of Hope, a charitable organization in Duarte, California. Mr. Marcus is also a member of Emory University's Board of Visitors.

   KENNETH G. LANGONE, age 58, is one of the co-founders of The Home Depot and has been a director of the Company since 1978. For at least the past five years, Mr. Langone has been Chairman of the Board, Chief Executive Officer, President and Managing Director of Invemed Associates, Inc., a New York Stock Exchange member firm engaged in investment banking and brokerage. Mr. Langone serves on the Board of Directors of Unifi, Inc. and AutoFinance Group, Inc. Mr. Langone also serves on the boards of a number of charitable and educational organizations.

   DONALD R. KEOUGH, age 67, was President, Chief Operating Officer and a director of The Coca-Cola Company until his retirement in April 1993. Mr. Keough has been a director of The Home Depot since January 1993. Mr. Keough is also Chairman of the Board of Allen & Company Incorporated and serves on the boards of National Service Industries, Inc., H. J. Heinz Company, The Washington Post Company and McDonald's Corporation.
Mr. Keough is immediate past Chairman of the Board of Trustees of the University of Notre Dame and is a trustee of several other educational institutions. Mr. Keough also serves on the boards of a number of national charitable and civic organizations.

   JAMES W. INGLIS, age 50, has been a director of the Company since 1993 and Executive Vice President-Strategic Development of the Company since April 1994. Mr. Inglis joined the Company in 1983 as a merchandiser, was shortly thereafter promoted to Senior Merchandiser, and then promoted to Vice President-Merchandising, West Coast in 1985 and Executive Vice President-Merchandising in 1988. Mr. Inglis serves as endowment chairman for the City of Hope's hardware and home improvement industry group and on the Board of Directors of the National Kitchen and Bath Association.

   Each director who is not an employee of the Company is paid for service on the Board of Directors a retainer at the rate of $30,000 per annum and an additional $1,000 for each meeting of the Board of Directors attended. The Home Depot also reimburses each director for reasonable expenses in attending meetings of the Board of Directors. Directors who are also employees of the Company are not separately compensated for their services as directors.

The Home Depot's Board of Directors has the following committees:

   (a) The Executive Committee is comprised of Messrs. Marcus, Blank, and Langone. This Committee exercises the authority of the Board of Directors in accordance with the By-Laws of the Company, between meetings of the Board.

   (b) The Audit Committee is comprised of Messrs. Borman, Cox, Hart, Keough and Ms. Wilson. This Committee was established to oversee the auditing procedures of the Company, to receive and accept the reports of the Company's independent certified public accountants, to oversee the Company's internal systems of accounting and management controls, and to make recommendations to the full Board of Directors as to the selection and appointment of auditors for the Company. The Committee held two meetings during fiscal 1993.

   (c) The Stock Option Committee is comprised of Messrs. Marcus, Blank, and Langone. This Committee considers and makes grants of stock options pursuant to the Company's 1991 Omnibus Stock Option Plan and Employee Stock Purchase Plan and administers such plans.

   (d) The Compensation Committee is comprised of Messrs. Borman, Hart and Keough. This Committee reviews and recommends to the Board of Directors the appropriate compensation of directors and executive officers of the Company. The Committee held one meeting during fiscal 1993.

   (e) The Directors' Nominating Committee is comprised of Messrs. Marcus, Gold, Hart, and Langone. This Committee is charged with making recommendations to the full Board for the selection of director nominees. There is no formal procedure for the submission of stockholder recommendations. The Committee held one meeting during fiscal 1993.

   During fiscal 1993, the Board of Directors of the Company had four meetings. All directors attended at least 75% of the meetings of the Board and of the Committees of the Board of which they were members during that period.

       COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
                       IN COMPENSATION DECISIONS

    Messrs. Borman, Hart and Langone served on the Compensation Committee during the 1993 fiscal year. Kenneth G. Langone, a director of the Company, is Chairman of the Board and President of Invemed Associates, Inc. ("Invemed"), which provides investment banking consulting services to the Company under a written contract which is cancelable by either party upon sixty days written notice. The contract provides for the Company to pay Invemed an annual consulting fee of $100,000.

               APPROVAL OF SENIOR OFFICERS' BONUS POOL PLAN

   The Board of Directors recommends approval by the stockholders of the performance goals contained in the Senior Officers' Bonus Pool Plan (the
"SOBP") as adopted by the Compensation Committee, a committee of outside directors. These performance goals will govern the award of annual bonuses to the CEO and COO, the designated eligible participants. Approval of the performance goals is being recommended to preserve, for fiscal years 1994 and beyond, The Home Depot's federal tax deduction for compensation paid to its senior officers, by complying with new provisions of Section 162(m) of the Internal Revenue Code ("IRC"), enacted as part of the Omnibus Budget Reconciliation Act of 1993 ("OBRA"). These provisions and the proposed regulations issued under IRC Section 162(m) by the U.S. Department of the Treasury could limit the Company's federal tax deduction for compensation paid to its senior officers to $1 million each, unless compensation in excess of this amount is based on the achievement of performance goals and eligibility requirements that have been approved by a committee of outside directors and approved by the stockholders. The SOBP is intended to be, and the Committee believes that the SOBP qualifies as, performance-based compensation and accordingly that all sums paid thereunder should be deductible by the Company. In 1993, the SOBP allowed the CEO and the COO collectively to earn a bonus based on 1.25% of the Company's earnings up to $54 mil-lion and 2.0% of earnings above $54 million (before being adjusted for the bonus pool and income taxes) up to a maximum amount of $4 million. In order to comply with a "safe harbor" under proposed regulations adopted under OBRA, the Committee has revised the SOBP to allow the CEO and the COO collectively to earn a bonus equal to 10% of the Company's earnings, subject to an annual maximum established by the Committee, in excess of a threshold amount as established by the Committee (the "Earnings Threshold"). The Earnings Threshold for fiscal 1994 is equal to $457,401,000, which is approximately equal to the Company's net earnings for fiscal 1993. Monies payable from the SOBP are to be shared by the CEO and COO at the ratio of 54% and 46% respectively, on the first $2 million and 50% each on the balance of the next $2 million. For 1994, the maximum amount awardable under the SOBP is $4 million. The two participants in the SOBP, Messrs. Marcus and Blank, have an interest in the proposal. The actual benefits to be paid under the SOBP are not presently determinable.

   Prior to awarding any cash bonuses for the 1994 fiscal year and all subsequent years covered by the SOBP, the Compensation Committee will evaluate the performance of the Company to certify that the performance goals have been met.
   THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ADOPTION OF THIS
PROPOSAL.

               EXECUTIVE OFFICERS AND THEIR COMPENSATION

The following table sets forth all cash compensation paid by the Company and its subsidiaries (for the purposes of this section collectively referred to as the "Company") to the Chief Executive Officer ("CEO") and the four most highly compensated executive officers for services rendered in all capacities during the Company's last three fiscal years:

                                                  Long Term
                                                 Compensation
                   Annual Compensation              Awards
                                           Other               All
                                           Annual  Securities  Other
                                           Compen- Underlying Compen-
      Name and    Fiscal Salary    Bonus   sation  Options(1) sation(2)
Principal Position Year   ($)       ($)      ($)      (#)      ($)
Bernard Marcus     1993  600,000  2,080,000  2,216        -  161,918
Chairman of the    1992  584,783  2,080,000  2,216        -  165,096
Board, CEO and     1991  501,092  1,080,000    966        -  160,726
Secretary
Arthur M. Blank    1993  550,000  1,920,000  4,500        -   24,914
Chief Operating    1992  534,783  1,920,000  4,500        -   28,092
Officer and        1991  451,092    920,000  3,151        -   33,722
President
Ronald M. Brill    1993  404,615    161,212  3,080    2,133   18,907
Executive Vice     1992  369,615    156,000  3,080  103,200   22,085
President, CFO     1991  333,846    135,000  3,900    6,450   27,715
and Treasurer
James W. Inglis    1993  425,384    107,500  1,174    2,133   19,047
Executive Vice     1992  392,307    134,400  1,174  103,200   22,225
President          1991  343,846    100,000    883    6,450   27,855
Bruce W. Berg      1993  325,384     82,500  2,934    2,133   19,387
President -        1992  296,154    144,600  2,934  103,200   22,565
Southern Division  1991  272,692     75,000  1,763    6,450   28,195

<F1>(1)  Messrs. Marcus and Blank do not participate in the stock option plans.

<F2>(2)  The Company has had in effect various plans and arrangements which may not be available generally to all its salaried employees and which provide for cash or non-cash compensation for one or more of its executive officers. Certain plans and arrangements are described in the remainder of this section.

   The Company's Employee Stock Ownership Plan and Trust (the "ESOP''), adopted during fiscal 1988, is a defined contribution and employee stock ownership plan qualified under the Internal Revenue Code and is available to all employees pursuant to the ESOP's Eligibility to Participate provisions. The ESOP is funded solely by contributions from the Company and generally invests only in Common Stock of the Company. Contributions are allocated to each participant's account on the basis of his or her individual compensation as defined in the ESOP. Participants' accounts are fully vested once seven years of service (as defined in the ESOP) are completed or employment is terminated by reason of death, disability or retirement.

   The Company's contribution to the ESOP for the year ended January 30, 1994 was $6,000,000. Allocations of the Company's Common Stock for the last fiscal year were valued at $16,089 for each of Messrs. Marcus, Blank, Brill, Inglis and Berg. All of the executive officers named above are fully vested pursuant to the terms of the ESOP.

   The Company, in fiscal 1993, enabled Messrs. Marcus, Blank, Brill, Inglis and Berg to obtain life insurance in the amounts of $8,000,000, $800,000, $250,000, $250,000, and $250,000, respectively, pursuant to a "split dollar" plan under which the Company pays the gross annual premium of $145,829, $8,825, $2,818, $2,958, and $3,298, respectively.


                              Stock Options

   At the Annual Meeting of Stockholders in 1991, the stockholders approved the 1991 Omnibus Stock Option Plan (the "1991 Plan") providing for stock options to key employees and newly elected non-employee directors. The 1991 Plan became effective June 1, 1991 and continues for a ten year term, except that any options granted under the 1991 Plan will continue to be effective pursuant to the terms of each grant beyond the expiration of the 1991 Plan.

   All of the Company's stock option plans are administered by the Stock Option Committee of the Board of Directors. The Stock Option Committee determines the number of shares granted and the option exercise price, but such price may not be less than 100% of the fair market value of Common Stock on the grant date.

   The following tables reflect certain information with respect to options granted under the Company's stock option plans to and those exercised by certain executive officers (excluding Messrs. Marcus [CEO] and Blank [COO] who do not participate in the stock option plans) for the last fiscal year:

                  OPTION GRANTS IN THE LAST FISCAL YEAR

                                                            Potential Realizable
                                                              Value at Assumed
                                                               Annual Rates of
                                                                 Stock Price
                                                               Appreciation for
                     Individual Grants                            Option Term
                    Number   % of Total
                of Securities  Options
                  Underlying Granted to  Exercise
                   Options   Employees   or Base
                   Granted   in Fiscal    Price    Expiration
     Name           (#)*      Year(%)     ($/Sh)      Date      5%($)     10%($)
Ronald M. Brill    2,133        0.12      44.625    02/22/03    59,861    151,701
James W. Inglis    2,133        0.12      44.625    02/22/03    59,861    151,701
Bruce Berg         2,133        0.12      44.625    02/22/03    59,861    151,701

*Shares become exercisable at an annual rate of 25% commencing on the first anniversary of the grant date.

            AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                              FY-END OPTION VALUES

                                              Number of         Value of
                                        Securities Underlying  Unexercised
                                             Unexercised       In-the-Money
                                               Options          Options at
                    Shares      Value        at FY-End(#)        FY-End($)
                  Acquired on  Realized      Exercisable/      Exercisable/
      Name        Exercise(#)     ($)       Unexercisable     Unexercisable
Ronald M. Brill       -0-         -0-       8,880/110,853   256,520/1,010,550
James W. Inglis       -0-         -0-       8,880/110,853   256,520/1,010,550
Bruce W. Berg         -0-         -0-       8,599/110,572   247,794/1,001,823


              COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

   The Compensation and Stock Option Committees of the Board of Directors have furnished the following report on executive compensation:

   Under the supervision of the Compensation and Stock Option Committees of the Board of Directors, the Company has developed and implemented compensation policies, plans and programs ("Compensation Policies") which seek to structure executive compensation consistent with the Company's overall business strategy, philosophy and objectives. The Compensation Policies are intended to embody a "pay-for-performance" philosophy which rewards executives for long-term strategic management and enhancement of stockholder value by providing ownership incentives in the Company and a performance-oriented environment that measures rewards against personal and Company goals. The Company believes this philosophy attracts, retains and motivates key executives critical to the long-term success of the Company.

   This compensation philosophy is implemented through compensation packages which include various cash components and non-cash components. Although no formal analysis of compensation was conducted by the Compensation Committee, base salaries are generally set somewhat below competitive levels so that the Company relies to a large degree on annual and longer term "incentive" compensation.

   Beginning in 1994, the Omnibus Budget Reconciliation Act of 1993 ("OBRA") limits the deductibility of executive compensation paid by publicly held corporations to $1 million per employee subject to various exceptions, including compensation based on performance goals.

   The deductibility limitation does not apply to compensation based on performance goals where (1) the performance goals are established by a compensation committee which is comprised solely of two or more outside directors; (2) the material terms are disclosed to shareholders and approved by majority vote of the stockholders eligible to vote thereon before the compensation is paid; and (3) before the compensation is paid, the compensation committee certifies that the performance goals and other material terms have been satisfied. Pursuant to OBRA and Internal Revenue Service ("IRS") regulations adopted thereunder, a director will not be an outside director if such person, among other things, receives compensation for personal services in any capacity other than as a director. To satisfy the IRS outside director requirement, the composition of the Compensation Committee has been altered by the Board to the membership identified below. The Company has chosen to not immediately seek stockholder approval and related amendments for potential compensation in excess of $1 million relating to its stock option plan. The Company has until 1997 to accomplish this pursuant to IRS proposed regulations.

   The Compensation Committee of the Board of Directors of the Company has established a Senior Officers' Bonus Pool ("SOBP") for its Chief Executive Officer ("CEO") and President ("COO"). The SOBP is intended to be, and the Committee believes that the SOBP qualifies as, performance-based compensation and accordingly that all sums paid thereunder should be deductible by the Company. In 1993, the SOBP allowed the CEO and the COO collectively to earn a bonus based on 1.25% of the Company's earnings up to $54 million and 2.0% of earnings above $54 million (before being adjusted for the bonus pool and income taxes) up to a maximum amount of $4 million. In order to comply with a "safe harbor" under proposed regulations adopted under OBRA the Committee has revised the SOBP to allow the CEO and the COO collectively to earn a bonus equal to 10% of the Company's earnings, subject to an annual maximum established by the Committee, in excess of a threshold amount as established by the Committee (the "Earnings Threshold"). The Earnings Threshold for fiscal 1994 is equal to $457,401,000, which is approximately equal to the Company's net earnings for fiscal 1993. Monies payable from the SOBP are to be shared by the CEO and COO at the ratio of 54% and 46% respectively, on the first $2 million and 50% each on the balance of the next $2 million. For 1994, the maximum amount awardable under the SOBP is $4 million.

   The Committee bases its belief that the SOBP is performance-based on, among other things, the fact that the amount of the Company's earnings in any year are not capable of being ascertained with certainty at the start of such year, statements in the published IRS regulations that performance goals need not be based upon an increase or positive result under a company's business criterion and may include maintaining the status quo or limiting economic losses and the Committee's belief that achievement of an earnings threshold which is at least equal to the level of the prior year's earnings is subject to substantial uncertainty, even in light of the Company's historical earnings growth. Nevertheless, neither the Company nor the Committee can give any assurance that the IRS will agree that the SOBP is performance-based. In the event that the SOBP was deemed by the IRS not to be performance-based, the Company would have the option to contest such determination, forego the deduction for sums in excess of the deductible limit, modify the SOBP for future years or any combination of the foregoing.

   Payments under the SOBP to the CEO and COO comprise approximately 78% of each of their total cash compensation in fiscal 1993. From fiscal 1988 until fiscal 1992, the CEO and COO declined to accept recommendations from the Compensation Committee for increases to the maximum amount in the SOBP. In the 1992 fiscal year, the Compensation Committee increased the maximum amount in the SOBP for the CEO and COO from $2 million to $4 million. The increase in the maximum amount awardable under the SOBP from prior years was based upon the Committee's assessment of the CEO's and COO's contributions to the Company as reflected in the multiple measures of the Company's financial performance since the last increase in the maximum compensation awardable under the SOBP including, without limitation, increases in net earnings, net sales, net earnings per share, total assets and stockholder's equity. The Committee also considered the Company's market share, geographic expansion and market penetration and marketing innovation. The Committee did not assign formal weights to particular measures and the relative weighing of the importance of such measures was based on the subjective perception of the individual members of the Committee.
In increasing the maximum potential incentive earnings under the SOBP last year, the Committee was also cognizant of the total compensation levels of certain other executives of similar position in the specialty retail industry and other companies similar in size.

   In setting annual salaries, the Compensation Committee reviews with the CEO an annual salary plan recommended by the CEO and COO for the Company's executive officers. The annual salary plan is based on numerous subjective factors which include inflation, performance merit increases and responsibility levels. The annual salary plans for both the CEO and COO are established by the Compensation Committee based on available compensation data, including compensation data for the specialty retail industry and other companies similar in size, the Committee's assessment of such officers' past performance and the Committee's expectation of their future contributions in leading the Company. The Committee does not purport to scientifically or statistically sample compensation data for other companies. Accordingly, compensation data for other companies may, but need not, include companies in the specialty retail group or the S & P 500, usually is historical in nature, and may be limited to that available from public sources. To the extent that comparative data is utilized, the Committee believes a subjective comparison is required to account for the numerous variables between The Home Depot and other companies and notes that compensation levels and operating performance of other companies can be influenced by a variety of factors both within and without the control of such other companies. Similarly, differences in size, performance and type of business advise, in the Committee's view, against a mechanistic compensation approach, purportedly based on objective criteria. While type of business and broad market indexes may be appropriate measures of historical company performance, the Committee currently believes neither grouping should be accorded any special ranking in its compensation deliberations. In setting overall compensation, the Committee was cognizant that certain independent third party performance evaluations reported in the financial press, and purportedly based on objective criteria, deemed the CEO undercompensated (only CEOs were studied in the surveys) and depending on the survey would have awarded the CEO compensation of $5.8 million to $17.2 million last year. The Committee believes similar compensation levels would have been recommended by such studies with respect to the COO, had such position been studied. Despite the Committee's assessment that a substantial increase in compensation could be justified, the Committee has honored the request of the CEO and COO that their maximum compensation under the SOBP not be increased and that the majority of their cash compensation continue to be awarded pursuant to the SOBP.

   All executive officers (other than the CEO and COO) participate in the Company's Corporate Management Bonus Plan ("CMBP") under which they are eligible to earn a bonus up to 50% of their annual base salary depending on personal performance and the Company's performance relative to criteria such as gross margin return on investment, return on assets and sales target levels. Fifty percent (50%) of such bonus may be awarded based solely on subjective evaluations and the remaining fifty percent (50%) is based on performance with respect to the objective criteria enumerated below. During the 1993 fiscal year, based upon these objective and subjective performance assessments all of the executive officers other than the CEO and COO were awarded bonuses as reflected in the Summary Compensation Table contained elsewhere in the proxy statement.

   The exact objective criteria employed depend on the officer's responsibilities and such performance criteria may be computed by various methods depending on the Committee's assessment of the best match between job duties and performance criteria. Gross Margin Return On Investment ("GMROI") is calculated by dividing gross margin by net sales and multiplying the resulting number by net sales divided by average inventory at cost. Return On Assets is calculated in the same manner as GMROI except net income before taxes and interest replaces gross margin and total assets, which is composed of average retail inventory and fixed assets, replaces inventory. In calculating Return On Assets, for officers with non-merchandising positions, total assets are defined as average total assets based on the Company's balance sheet. Minimum bonuses are payable if 100% of planned results are achieved and maximum bonuses are paid upon the achievement of 115% of planned results. Bonus payments, as a percentage of salary, increase on a straight line for the achievement of results between 100% and 115% of planned results although the slope of line (i.e. relative percentage) varies depending on the nature of the officer's duties. Minimum bonuses based on the application of the foregoing formulas generally are payable in an amount equal to but not less than 6% of salary assuming 100% of planned results are achieved.

    The Committee believes that disclosure of actual targets under the CMBP could adversely affect the Company since, among other things, such projections are not publicly disclosed and could place the Company at a competitive disadvantage with respect to hiring and retaining key employees and could potentially expose the Company to claims by third parties based on such projections, especially since such projections are not intended as a predictor of future performance on which the public should rely. The CMBP Plan is subject to adjustment based on, among other things, adjustments to scheduled store opening dates and other non-anticipated events, and the Company may adjust the CMBP Plan, including targets and utilized criteria, at such time or times as the Company, in its sole discretion, determines that the original projections or the bases therefor were materially incorrect.

   A large portion of the executive officers' total compensation is tied to stock performance, thus more closely aligning their interests with the long-term interests of stockholders. This is accomplished through several stock plans. The Company's 1991 Omnibus Stock Option Plan and its Employee Stock Purchase Plan are administered by the Stock Option Committee of the Board of Directors which coordinates its activities with those of the Compensation Committee. Annually, at the discretion of the Stock Option Committee, stock options are granted to all executive officers and key employees, excluding both the CEO and COO, to purchase stock at the then current market price. The stock option grant size is determined by the Stock Option Committee and based on the individual's position within the Company and job performance rating. Individual job performance ratings are based on performance reviews compiled by one or more of the officers to whom an officer reports and such officer's perceived relative performance and abilities when compared with other employees of the Company. Stock option grants made since fiscal 1991 are exercisable at a rate of 25% per year commencing on the first or second year after the date of grant (depending on the type of stock option granted) with a total stock option term of ten years. The Company's stock options historically have been financially rewarding as the Company's stock price has shown dramatic increases. To the extent that the public market does not, in the Committee's view, fairly value the Company, the Committee may consider decreasing the portion of compensation tied to stock performance. The executive officers, excluding the CEO and COO, may also purchase stock at a discount through the Employee Stock Purchase Plan. The Company's CEO and COO have chosen not to participate in the Company's 1991 Omnibus Stock Option and Employee Stock Purchase Plans due to their already large stock ownership as shown elsewhere in the proxy statement. Of course, they have benefited along with other stockholders in the historical increases in the market value of the Company's common stock. All executive officers including the CEO and COO participate in the Company's Employee Stock Ownership Plan whereby their vested interests increase in value, without any outlay of funds by the employees, through seniority, increases in the market value of the Company's common stock and discretionary annual contributions to the Plan by the Company. Such discretionary contributions to the Plan are determined by the Company's Board of Directors based on the Company's performance and are typically distributed to the Plan participants, including participating executive officers, based on a percentage of the participants' base salary.

   The tables included in the proxy statement and accompanying narrative and footnotes, reflect the decisions covered by the above discussion. The foregoing report has been furnished by the members of the following committees:

            Compensation Committee:    Stock Option Committee:

            Frank Borman               Bernard Marcus
            Milledge A. Hart III       Arthur M. Blank
            Donald R. Keough           Kenneth G. Langone

      COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN ON $100 INVESTMENT
       AMONG THE HOME DEPOT, S & P 500 AND S & P SPECIALTY RETAIL GROUP
                   ASSUMING REINVESTMENT OF DIVIDENDS
[DESCRIPTION]
GRAPHIC #1: Line Graph Chart for Five-Year Comparison Among The Home Depot,
            S & P 500 and S & P Specialty Retail Group as shown below.

               01/28/89  01/27/90  02/02/91  02/01/92  01/31/93  01/30/94
The Home Depot  $100.00  $180.81   $318.60   $688.45  $1,093.78   $884.00
S&P Specialty
Retail Group    $100.00  $121.18   $137.51   $185.59  $  244.00   $234.67
S&P 500 Index   $100.00  $114.67   $125.19   $153.94  $  170.20   $190.85

               INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
   KPMG Peat Marwick were the auditors of the Company during the fiscal year ended January 30, 1994. Although the Board of Directors has not yet selected auditors for the present fiscal year, it is expected that KPMG Peat Marwick will be chosen. A representative of that firm will be present at the Annual Meeting with an opportunity to make a statement and will be available to respond to appropriate questions.

                        STOCKHOLDER PROPOSALS

   Stockholders who desire to submit to the Company proposals for inclusion in the Company's proxy materials for the 1995 Annual Meeting of Stockholders of The Home Depot, Inc. must submit such proposals to the Secretary of the Company by December 11, 1994.


                           OTHER MATTERS

   Management does not intend to present to the Annual Meeting any business other than the items stated in the "Notice of Annual Meeting of Stockholders'' and knows of no other business to be presented for action at the meeting. If, however, any other business should properly come before the meeting or any adjournments thereof, it is intended that all management proxies will be voted with respect thereto in accordance with the best judgment of the persons named in the proxies.

                    AVAILABILITY OF FORM 10-K
               AND ANNUAL REPORT TO STOCKHOLDERS

   Copies of The Home Depot's Annual Report to Stockholders for the fiscal year ended January 30, 1994, which includes certain financial information about the Company, are currently being mailed together with this Proxy Statement to stockholders. Additional copies of such Annual Report along with copies of The Home Depot's Annual Report on Form 10-K for the fiscal year ended January 30, 1994, as filed with the Securities and Exchange Commission (exclusive of documents incorporated by reference), are available without charge to stockholders upon written request to Mr. Ronald M. Brill, Executive Vice President and Chief Financial Officer, The Home Depot, Inc., 2727 Paces Ferry Rd., Atlanta, Georgia 30339.

[DESCRIPTION]Senior Officers' Bonus Pool Plan, filed pursuant to
             Instruction #3, Item #10 to Schedule 14A.
             Not being distrubuted to the stockholders.

                    SENIOR OFFICERS' BONUS POOL PLAN

The performance goals contained in the Senior Officers' Bonus Pool Plan (the "SOBP") as adopted by the Compensation Committee of the Board of Directors of The Home Depot, Inc. (the "Company"), a committee of outside directors (the "Committee") will govern the award of annual bonuses to Mr. Bernard Marcus, Chief Executive Officer of the Company (the "CEO") and Mr. Arthur M. Blank, Chief Operating Officer of the Company (the "COO"), who are the designated eligible participants.

Moreover, pursuant to the applicable provisions of the Omnibus Budget Reconciliation Act of 1993 ("OBRA"), the U.S. Department of the Treasury could limit the Company's federal tax deduction for compensation paid to its senior officers to $1 million each, unless compensation in excess of this amount is based on the achievement of performance goals and eligibility requirements. The SOBP qualifies as performance-based compensation and all sums paid thereunder should be deductible by the Company. In 1993, the SOBP allowed the CEO and the COO collectively to earn a bonus based on 1.25% of the Company's earnings up to $54 million and 2.0% of earnings above $54 million (before being adjusted for the bonus pool and income taxes) up to a maximum amount of $4 million. In order to comply with a "safe harbor" under proposed regulations adopted under OBRA, the Committee has revised the SOBP to allow the CEO and the COO collectively to earn a bonus equal to 10% of the Company's earnings in excess of a threshold amount as established by the Committee (the "Earnings Threshold"), subject to an annual maximum established by the Committee. The Earnings Threshold for fiscal 1994 is equal to $457,401,000, which is approximately equal to the Company's net earnings for fiscal 1993. Monies payable from the SOBP are to be shared by the CEO and COO at the ratio of 54% and 46% respectively, on the first $2 million and 50% each on the balance of the next $2 million. For 1994, the maximum amount awardable under the SOBP is $4 million; however, the actual benefits to be paid under the SOBP are not presently determinable.

Prior to awarding any cash bonuses for the 1994 fiscal year and all subsequent years covered by the SOBP, the Committee will evaluate the performance of the Company to certify that the performance goals have been met.

[DESCRIPTION]FORM OF PROXY


PROXY                         THE HOME DEPOT, INC.

           THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE
                 ANNUAL MEETING OF STOCKHOLDERS ON MAY 25, 1994.

The undersigned stockholder hereby appoints BERNARD MARCUS, ARTHUR M. BLANK and RONALD M. BRILL, and each of them, attorneys and proxies for the undersigned with full power of substitution, to act and vote, with the powers the undersigned would possess if personally present, at the Annual Meeting of Stockholders of The Home Depot, Inc. to be held at the Cobb Galleria Centre, Atlanta, Georgia, on Wednesday, May 25, 1994, at 10:00 a.m., and any adjournments thereof, as directed below with respect to the matters set forth below and with discretionary authority on all other matters that come before the meeting, all as more fully described in the Proxy Statement received by the undersigned stockholder. If no direction is made, the proxy will be voted "FOR" the election of FRANK BORMAN, RONALD M. BRILL and BERRY R. COX, "FOR" the approval of item number 2 and in accordance with the recommendations of the Board of Directors.

           PLEASE MARK, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE.


                                                            SEE REVERSE SIDE

X Please mark
  votes as in
  this example.

1.Election of Directors                   THE BOARD OF DIRECTORS RECOMMENDS A
                                          VOTE FOR THE APPROVAL OF SUCH PLAN.

                                                         FOR   AGAINST ABSTAIN
Nominees: Frank Borman, Ronald M. Brill    2. Approval
          and Berry R. Cox                    Company's establishment
                                              of a performance-based
                                              Senior Officers'
                                              Bonus Pool Plan
      FOR   WITHHELD

                                                   MARK HERE
                                              FOR ADDRESS CHANGE
                                               AND NOTE AT LEFT

                                         PLEASE MARK, SIGN AND DATE HEREON AND
For all nominees                         RETURN PROXY CARD PROMPTLY IN THE
except as noted above                    ENCLOSED ENVELOPE.

                                  Please sign exactly as name appears at left.

                                  When shares are held by joint tenants, both should sign.

                                  When signing as attorney, executor,
                                  administrator, trustee or guardian, please given full title as such. If a corporation, please sign in full corporate name by President or other authorized officer.
                                  If a partnership, please sign in
                                  partnership name by authorized person.

                                  Signature:            Date:

                                  Signature:            Date: